Exhibit 5.1

Simpson Thacher & Bartlett llp

425 lexington avenue
new york, ny 10017-3954

telephone: +1-212-455-2000
facsimile: +1-212-455-2502

September 17, 2020

Bentley Systems, Incorporated
685 Stockton Drive
Exton, PA 19341

Ladies and Gentlemen:

We have acted as counsel to Bentley Systems, Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the sale by certain selling stockholders referred to in the Registration Statement of an aggregate of up to 11,335,530 shares (the “Selling Stockholder Outstanding Shares”) of Class B Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) currently issued and outstanding and (ii) the sale by certain selling stockholders referred to in the Registration Statement of an aggregate of up to 1,025,461 shares (the “Selling Stockholder Option Shares”) of Common Stock to be issued by the Company to such selling stockholders upon the exercise of options currently issued and outstanding under the Bentley Systems, Incorporated 2015 Equity Incentive Plan, as amended and restated, effective as of May 29, 2018, and as further amended on July 10, 2020 (the “2015 Plan”).

We have examined the Registration Statement, the 2015 Plan and the form of option agreement under the 2015 Plan pursuant to which the options relating to the Selling Stockholder Option Shares were issued (each, an “Option Agreement”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Simpson Thacher & Bartlett llp
Bentley Systems, Incorporated	-2-	September 17, 2020

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Selling Stockholder Outstanding Shares have been validly issued and are fully paid and nonassessable and (2) upon issuance and delivery in accordance with the terms of the 2015 Plan and the applicable Option Agreement following the valid exercise by the applicable selling stockholder of the related option, the Selling Stockholder Option Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP